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                   SERVICES AND CAPACITY RESERVATION AGREEMENT


          This Agreement, dated as of November 1, 2002, is entered into by and between Platinum Underwriters Holdings, Ltd. ("Platinum"), a company organized and existing under the laws of Bermuda and RenaissanceRe Holdings Ltd. ("RenaissanceRe"), a company organized and existing under the laws of Bermuda.

          WHEREAS, Platinum has requested that RenaissanceRe cause Renaissance Reinsurance Ltd. or another one or more of its affiliates reasonably acceptable to Platinum(such affiliates, collectively, "Renaissance") to provide certain services and reserve capacity for one or more of Platinum's reinsurance subsidiaries (such subsidiaries, collectively, the "Company");

          WHEREAS, RenaissanceRe has agreed to cause Renaissance to provide services and reserve capacity for the Company pursuant to the terms hereof;

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    SERVICES AND CAPACITY RESERVATION TO BE PROVIDED.

      (a)    Consulting Services.

             Upon request of Platinum, no more frequently than twice for each Annual Period (as hereinafter defined), in October and March or at such other times as may be agreed to by Renaissance, Renaissance shall:

             (i) following receipt from the Company of necessary information requested by Renaissance pursuant to the final paragraph of this Section 1(a), provide advice and analysis to the Company with respect to the risk measurement and management of the Company's aggregate catastrophe exposures; and

             (ii) analyze such of the Company's property catastrophe treaties as are furnished to Renaissance and provide a retrocession pricing indication, such analysis to indicate which underlying treaties are causing debits and credits in the quotations to be provided under paragraph (b) of this Section 1;

             provided, however, that neither RenaissanceRe nor Renaissance shall make any management decisions on behalf of the Company or undertake to commit the Company to any course of action, and all decisions as to the Company's catastrophe treaties and catastrophe exposure shall be the sole responsibility of the Company.

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             All such services (the "Consulting Services") shall be performed by
Renaissance from Renaissance's offices located in Bermuda. At no time shall Renaissance render such services to the Company at the Company's offices. It is understood and agreed that nothing herein shall obligate Renaissance to perform services in contravention of other contractual relationships.

             The Company shall provide to Renaissance any information that Renaissance shall reasonably deem necessary to perform such services, subject to any applicable privilege and confidentiality limitations.

       (b)   Mandatory Reservation of Retrocessional Capacity.

             Renaissance will provide, upon written request of Platinum and with respect to each Annual Period, a quote for specifically requested non-marine property catastrophe retrocessional coverage for the Company (the "Retrocessional Coverage"). The maximum aggregate amount of Retrocessional Coverage that Renaissance agrees to hold available for the Company shall be US$100,000,000 for each Annual Period. Quotations shall be made at least 30 days before the inception of each Annual Period and shall be made on an excess of loss or proportional basis, as requested by Platinum. Such quotations shall be based on Renaissance's analysis of exposure, limit, retention, exclusions and other treaty terms at the time of the quote and such other factors that Renaissance deems necessary or appropriate. The rates quoted with respect to the Retrocessional Coverage shall not be reduced as a result of the compensation paid by Platinum pursuant to Section 3 of this Agreement.

       (c)   Retrocessional Quotations

             With respect to Section 1(b) above, it is mutually understood that it is the parties expectation that the rates quoted will be comparable, as determined solely by Renaissance, to similar third party assumed retrocessional quotations provided by Renaissance.

2.     TERM.

             Renaissance shall provide the services described in Section 1 for five consecutive annual periods commencing on October 1, 2002 and ending on September 30, 2007 (the "Annual Periods").

3.     PRICE OF SERVICES.

             (a) In consideration for the obligation of Renaissance to provide Consulting Services and mandatory reservation of retrocessional capacity to the Company pursuant to Section 1 above, Platinum shall pay Renaissance US$4,000,000 at the inception of this


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Agreement and on each October 1 beginning October 1, 2003 through and including
October 1, 2006.

             (b) No later than thirty (30) days after the end of each Annual Period, Platinum shall pay Renaissance an adjustment fee ("Adjustment Fee") equal to the amount, if any, by which 3.5% of the aggregate gross written non-marine non-finite property catastrophe premium (including reinstatements) of the Company (as classified by the Company in accordance with accepted industry practice) for the applicable Annual Period exceeds the amount paid with respect to Section 3(a). In the event that 3.5% of such gross written non-marine non-finite property catastrophe premium (including reinstatements) in an Annual Period is less than or equal to the amount paid with respect to Section 3(a), Renaissance shall not be entitled to an Adjustment Fee for that Annual Period.

             (c) The consideration provided in Section 3(a) and (b) above shall be in addition to any retrocessional premiums paid to Renaissance with respect to the Retrocessional Coverage bound by Renaissance for the benefit of Platinum and the Company.

4.     CONFIDENTIAL AND PROPRIETARY INFORMATION.

             The parties acknowledge that this Agreement does not constitute a sale, lease, license, or other transfer by Renaissance of any proprietary systems or intellectual property of Renaissance.

5.     RELATIONSHIPS AMONG THE PARTIES.

             Nothing in this Agreement shall cause the relationship between the Company on the one hand and Renaissance on the other to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute any of the parties or their affiliates a joint employer for any purpose. Each of the parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other party (or any affiliates thereof) or provide it with the ability to control such other party (or any affiliates thereof), and each party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other (or any affiliates thereof). Nothing in this Agreement shall oblige either party hereto to act in breach of the requirements of any law, rule or regulation applicable to it, including securities, insurance and trade regulation laws and regulations, written policy statements of securities commissions, insurance and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations.

6.     GOVERNING LAW.

             This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.


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7.     ARBITRATION.

       (a) As a condition precedent to any right of action under this Agreement, any dispute or difference between the parties hereto relating to the formation, interpretation, or performance of this Agreement, or any transaction under this Agreement, whether arising before or after termination, shall be submitted for decision to a panel of three arbitrators (the "Panel") at the offices of Judicial Arbitration and Mediation Services, Inc. in accordance with the Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc.

       (b) The party demanding arbitration shall do so by written notice complying with the terms of Section 11. The arbitration demand shall state the issues to be resolved and shall name the arbitrator appointed by the demanding party.

       (c) Within 30 days of receipt of the demand for arbitration, the responding party shall notify the demanding party of any additional issues to be resolved in the arbitration and the name of the responding party's appointed arbitrator. If the responding party refuses or neglects to appoint an arbitrator within 30 days following receipt of the written arbitration demand, then the demanding party may appoint the second arbitrator, but only after providing 10 days' written notice of its intention to do so, and only if such other party has failed to appoint the second arbitrator within such 10 day period.

       (d) The two arbitrators shall, before instituting the hearing, select an impartial arbitrator who shall act as the umpire and preside over the hearing. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days after notification of the appointment of the second arbitrator, the selection of the umpire shall be made by the American Arbitration Association. Upon resignation or death of any member of the Panel, a replacement will be appointed in the same fashion as the resigning or deceased member was appointed. All arbitrators shall be active or former officers of property/casualty insurance or reinsurance companies, or Lloyd's underwriters, and shall be disinterested in the outcome of the arbitration.

       (e) Within 30 days after notice of appointment of all arbitrators, the Panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The Panel shall have the power to determine all procedural rules for the holding of the arbitration, including but not limited to the inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The Panel shall interpret this Agreement as an honorable engagement and not as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The Panel shall be relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of any two arbitrators shall be binding and final. The arbitrators shall render their decision in writing within 60 days following the termination of the hearing. Judgment upon the award may be entered in any court of competent jurisdiction.


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       (f)   Except as otherwise provided herein, all proceedings pursuant hereto shall be governed by the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

       (g) The parties agree that any disputes subject to arbitration pursuant to this Section 7 that may also be subject to arbitration proceedings between respective affiliates of the parties shall be consolidated with and subject to arbitration pursuant to this Section 7. The parties further agree that all issues that are limited to a specific foreign jurisdiction under an agreement between the respective affiliates of the parties shall be determined by this Panel pursuant to the consolidation, in reference to the governing law of the applicable agreement.

       (h) Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the umpire and of the arbitration.

       (i) Arbitration hereunder shall take place in New York, New York unless the parties agree otherwise.

8.     ASSIGNMENT.

             Neither this Agreement nor the rights or obligations hereunder shall be assignable by either party hereto, by operation of law or otherwise, without the prior written consent of the other party hereto, and any purported assignment shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.     ENTIRE AGREEMENT.

             This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (oral and written), by and among the parties hereto with respect to the subject matter hereof.

10.    NO THIRD PARTY RIGHTS.

             Nothing contained in this Agreement, express or implied, establishes or creates, or is intended or will be construed to establish or create, any right in or remedy of, or any duty or obligation to, any third party.

11.    NOTICES.

             All notices, requests, claims, demands, and other communications hereunder will be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by certified mail, postage prepaid and return receipt requested, or by facsimile addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:



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       If to RenaissanceRe:

             RenaissanceRe Holdings Ltd.
             Renaissance House
             8-12 East Broadway
             Pembroke HM19 Bermuda
             Attention: Stephen H. Weinstein, General Counsel
             Facsimile: (441) 296-5037

       If to Platinum:

             Platinum Underwriters Holdings, Ltd.
             Clarendon House
             2 Church Street
             Hamilton HM 11
             Bermuda
             Attn.: Michael E. Lombardozzi
             Facsimile: (441) 292-4720

12.    COUNTERPARTS.

             This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.    AMENDMENT; MODIFICATION.

             The parties may by written agreement, subject to any regulatory approval as may be required, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto (b) waive any inaccuracies in the documents delivered pursuant to this Agreement, and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the parties hereto.

14.    WAIVER.

             No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing.



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15.    SEVERABILITY.

             To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

16.    HEADINGS.

             Headings contained in this Agreement are for reference purposes only. They shall not affect in any way the meaning or interpretation of this Agreement.

17.    CONDITION PRECEDENT.

             The closing of the initial public offering of common stock of Platinum is a condition precedent to the effectiveness of this Agreement and the rights, duties and obligations of the parties hereunder.

18.    INDEMNIFICATION.

             (a) Platinum unconditionally agrees to indemnify and hold harmless RenaissanceRe, Reniassance and each of its officers, directors, employees, representatives, agents, affiliates and successors (each, an "Indemnified Person"), from and against any and all liabilities of, costs incurred by (including, without limitation, reasonable fees and expenses, including reasonable counsel fees and expenses), or damages to any Indemnified Person arising under or resulting from or in connection with, or in any way related to, this Agreement and the transactions and services contemplated hereby (collectively, "Losses"), including such Losses incurred by third parties for which any Indemnified Person may be liable; provided, however, there shall be excluded from such indemnification any such liabilities, costs or damages that arise out of, or are based upon, any action or failure to act by RenaissanceRe, Renaissance or their respective directors, employees, representatives, agents, affiliates or successors, other than an action or failure to act undertaken at the request of Platinum, that is found in a final judicial determination to constitute bad faith, willful misconduct or gross negligence on the part of such party.

             (b) An Indemnified Person who is claiming indemnification from Platinum pursuant to the provisions of 18(a) above, shall promptly deliver a written notification of each claim for indemnification, accompanied by a copy of all papers served, if any, and specifying in detail the nature of, basis for, and estimated amount of the claim for indemnification to Platinum (the "Indemnifying Person"). If an Indemnified Person fails to promptly notify the Indemnifying Person, then the obligation to indemnify shall be reduced by the amount of liability that is attributable to or becomes definite as a result of the delay in notification. The Indemnifying Person shall have the right to assume the defense of any matter for which a claim of indemnification is made against it with counsel it selects, at its own expense. The Indemnifying Person shall not, except with the consent of each Indemnified Person, which consent shall not be unreasonably withheld or delayed, consent to the entry of any judgment, or enter into any settlement, that does not include the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability in respect to the claim or litigation. Each Indemnified Person shall cooperate in providing information, formulating a defense or as otherwise reasonably requested by the Indemnifying Person.

             (c) Each Indemnified Person shall provide written, detailed statements to the Indemnifying Person, on a calendar monthly basis, of any expenses, costs or other liabilities for which indemnification is claimed. The Indemnifying Person shall reimburse such amounts within thirty (30) business days of receiving any such statement or shall notify in writing the Indemnified Person claiming indemnification if it denies liability and the reasons for the denial.

19.    TERMINATION.

             This Agreement may not be terminated except as provided herein. Notwithstanding the foregoing, either party may terminate this Agreement in the event that the other is deemed impaired or insolvent by applicable regulatory or judicial authorities or is the subject of conservation, rehabilitation, liquidation, bankruptcy or other similar insolvency proceedings.

20.    OBLIGATIONS.

             RenaissanceRe shall cause Renaissance to perform each of Renaissance's obligations under this Agreement and shall be responsible for any breach by Renaissance of such obligations. Platinum shall cause the Company to perform each of the Company's obligations under this Agreement and shall be responsible for any breach by the Company of such obligations.

21.    SURVIVAL.

             The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16,
18, 20 and 21 hereof shall survive termination of this Agreement.



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             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                    RENAISSANCERE HOLDINGS LTD.


                                    /s/ John M. Lummis
                                    --------------------------------------------
                                    Name:  John M. Lummis
                                    Title: Executive Vice President and
                                           Chief Financial Officer


                                    PLATINUM UNDERWRITERS
                                    HOLDINGS, LTD.


                                    /s/ Jerome T. Fadden
                                    --------------------------------------------
                                    Name:  Jerome T. Fadden
                                    Title: President and Chief Executive Officer





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